Exhibit 99.1

NEWS RELEASE

ARTHUR J. GALLAGHER & CO. ANNOUNCES

THIRD QUARTER 2020 FINANCIAL RESULTS

ROLLING MEADOWS, IL, October 29, 2020 — Arthur J. Gallagher & Co. (NYSE: AJG) today reported its financial results for the quarter ended September 30, 2020. Management will host a webcast conference call to discuss these results on Thursday, October 29, 2020 at 5:15 p.m. ET/4:15 p.m. CT. To listen to the call, and for printer-friendly formats of this release and the “Supplemental Quarterly Data” and “CFO Commentary,” which may also be referenced during the call, please visit ajg.com/IR. These documents contain both GAAP and non-GAAP measures. Investors and other users of this information should read carefully the section entitled “Information Regarding Non-GAAP Measures” beginning on page 10.

Summary of Financial Results – Third Quarter

	Revenues Before						Diluted Net
	Reimbursements		Net Earnings (Loss)		EBITDAC		Earnings (Loss) Per Share
Segment	3rd Q 20	3rd Q 19	3rd Q 20	3rd Q 19	3rd Q 20	3rd Q 19	3rd Q 20	3rd Q 19	Chg
	(in millions)		(in millions)		(in millions)
Brokerage, as reported	$1,294.6	$1,195.9	$206.7	$151.1	$411.2	$304.6	$1.05	$0.77
Net gains on divestitures	(3.4)	(3.3)	(2.6)	(2.7)	(3.4)	(3.3)	(0.01)	(0.01)
Acquisition integration	—	—	4.6	5.8	6.1	7.1	0.02	0.03
Workforce and lease termination	—	—	9.2	10.9	12.0	13.4	0.05	0.06
Acquisition related adjustments	—	—	18.5	0.8	5.7	2.5	0.09	—
Levelized foreign currency translation	—	11.2	—	0.7	—	2.1	—	—
Effective income tax rate impact	—	—	—	(2.4)	—	—	—	(0.01)

Brokerage, as adjusted *	1,291.2	1,203.8	236.4	164.2	431.6	326.4	1.20	0.84

Risk Management, as reported	202.7	211.6	18.8	16.2	38.2	35.0	0.09	0.09
Workforce and lease termination	—	—	0.9	2.1	1.1	3.0	0.01	0.01
Acquisition related adjustments	—	—	(0.5)	0.1	—	—	—	—
Levelized foreign currency translation	—	1.8	—	0.1	—	0.3	—	—
Effective income tax rate impact	—	—	—	0.2	—	—	—	—

Risk Management, as adjusted *	202.7	213.4	19.2	18.7	39.3	38.3	0.10	0.10

Corporate, as reported	310.2	383.0	(37.7)	(30.2)	(37.8)	(53.2)	(0.24)	(0.20)
Clean energy related adjustments	—	3.0	—	11.7	—	14.9	—	0.05
Income tax related impact	—	—	5.5	(1.1)	—	—	0.02	—

Corporate, as adjusted *	310.2	386.0	(32.2)	(19.6)	(37.8)	(38.3)	(0.22)	(0.15)

Total Company, as reported	$1,807.5	$1,790.5	$187.8	$137.1	$411.6	$286.4	$0.90	$0.66	36%

Total Company, as adjusted *	$1,804.1	$1,803.2	$223.4	$163.3	$433.1	$326.4	$1.08	$0.79	37%

Total Brokerage & Risk Management, as reported	$1,497.3	$1,407.5	$225.5	$167.3	$449.4	$339.6	$1.14	$0.86	33%

Total Brokerage & Risk Management, as adjusted *	$1,493.9	$1,417.2	$255.6	$182.9	$470.9	$364.7	$1.30	$0.94	38%

*

For third quarter 2020, the pretax impact of the Brokerage segment adjustments totals $38.9 million, with a corresponding adjustment to the provision for income taxes of $9.2 million relating to these items. For third quarter 2020, the pretax impact of the Risk Management segment adjustments totals $0.5 million, with a corresponding adjustment to the provision for income taxes of $0.1 million relating to these items. There is no pretax impact of the Corporate segment adjustments, but there is an adjustment to the provision for income taxes of $(5.5) million relating to the tax item noted on page 8. A detailed reconciliation of the 2020 and 2019 provision (benefit) for income taxes is shown on pages 14 and 15.

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“We delivered another very strong quarter,” said J. Patrick Gallagher, Jr., Chairman, President and CEO. “Our combined Brokerage and Risk Management revenues grew in the third quarter - both organically and through M&A - and our expense control efforts delivered excellent growth in EBITDAC and net earnings. I believe these results demonstrate the resiliency of our business, the flexibility of our operating model and our unwavering culture.

“Third quarter P&C rates increased nearly 7% globally, which mostly offset exposure declines. Business activity is gradually increasing and unemployment levels are improving, so it appears our clients’ businesses are holding up during the pandemic and the resulting economic fallout. New arising Risk Management claims rebounded from the second quarter lows, and as businesses continue to open and increase capacity, we are seeing slow, but steady, improvement.

“After a short lull in activity during 2020, our merger and acquisition pipeline continues to grow and it feels like it could be a more active finish to the year.

“Our team continues to execute at the highest levels - delivering the very best insurance brokerage, consulting and risk management services to our customers. I would like to thank our 32,000 Gallagher professionals for their relentless efforts and dedication.”

Summary of Financial Results – Nine-Months Ended Sept 30,

	Revenues Before						Diluted Net
	Reimbursements		Net Earnings (Loss)		EBITDAC		Earnings (Loss) Per Share
Segment	9 Mths 20	9 Mths 19	9 Mths 20	9 Mths 19	9 Mths 20	9 Mths 19	9 Mths 20	9 Mths 19	Chg
	(in millions)		(in millions)		(in millions)
Brokerage, as reported	$3,931.3	$3,709.0	$708.3	$598.6	$1,255.6	$1,092.2	$3.62	$3.06
Net gains on divestitures	(4.6)	(62.3)	(3.6)	(37.2)	(4.6)	(49.3)	(0.02)	(0.20)
Acquisition integration	—	—	14.8	8.6	19.5	10.9	0.08	0.05
Workforce and lease termination	—	—	25.7	22.8	33.5	29.2	0.13	0.12
Acquisition related adjustments	—	—	24.7	3.7	14.4	11.2	0.13	0.02
Levelized foreign currency translation	—	(18.4)	—	(4.0)	—	(7.0)	—	(0.02)
Effective income tax rate impact	—	—	—	2.7	—	—	—	0.01

Brokerage, as adjusted *	3,926.7	3,628.3	769.9	595.2	1,318.4	1,087.2	3.94	3.04

Risk Management, as reported	605.3	624.0	47.8	47.9	101.7	102.9	0.25	0.25
Workforce and lease termination	—	—	4.8	4.5	6.4	6.2	0.02	0.03
Acquisition related adjustments	—	—	0.4	(0.1)	—	—	—	—
Levelized foreign currency translation	—	(2.6)	—	(0.2)	—	(0.3)	—	—
Effective income tax rate impact	—	—	—	0.6	—	—	—	—

Risk Management, as adjusted *	605.3	621.4	53.0	52.7	108.1	108.8	0.27	0.28

Corporate, as reported	651.7	1,039.8	(51.1)	(36.3)	(95.8)	(164.5)	(0.39)	(0.30)
Clean energy related adjustments	—	3.0	—	11.7	—	14.9	—	0.04
Income tax related impact	—	—	5.5	(3.1)	—	—	0.03	(0.01)

Corporate, as adjusted *	651.7	1,042.8	(45.6)	(27.7)	(95.8)	(149.6)	(0.36)	(0.27)

Total Company, as reported	$5,188.3	$5,372.8	$705.0	$610.2	$1,261.5	$1,030.6	$3.48	$3.01	16%

Total Company, as adjusted *	$5,183.7	$5,292.5	$777.3	$620.2	$1,330.7	$1,046.4	$3.85	$3.05	26%

Total Brokerage & Risk Management, as reported	$4,536.6	$4,333.0	$756.1	$646.5	$1,357.3	$1,195.1	$3.87	$3.31	17%

Total Brokerage & Risk Management, as adjusted *	$4,532.0	$4,249.7	$822.9	$647.9	$1,426.5	$1,196.0	$4.21	$3.32	27%

*

For the nine-month period ended September 30, 2020, the pretax impact of the Brokerage segment adjustments totals $80.6 million, with a corresponding adjustment to the provision for income taxes of $19.0 million relating to these items. For the nine-month period ended September 30, 2020, the pretax impact of the Risk Management segment adjustments totals $7.0 million, with a corresponding adjustment to the provision for income taxes of $1.8 million relating to these items. There is no pretax impact of the Corporate segment adjustments, but there is an adjustment to the provision for income taxes of $(5.5) million relating to the tax item noted on page 8. A detailed reconciliation of the 2020 and 2019 provision (benefit) for income taxes is shown on pages 14 and 15.

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COVID-19 Impact

In our property/casualty Brokerage operations, during third quarter 2020, our customer (a) retention and new business generation both remained at pre-pandemic levels, (b) non-recurring business was lower than pre-pandemic levels, (c) renewal exposure units (i.e., insured values, payrolls, employees, miles driven, etc.) showed some decline; however, premium rates across most geographies and lines of coverage have continued to increase, effectively mitigating exposure unit declines, and (d) net positive mid-term policy modifications were slightly lower.

Thus far in the fourth quarter, property/casualty customer exposure unit renewals showed improvement compared to lows seen in April and May and slightly improved over August and September, as our customers’ businesses continue to recover. Full policy cancellations have remained similar to pre-pandemic levels, and we continue to see property/casualty premium rates move higher overall which may partially, or fully, offset future declines in exposure units, if any.

In our employee benefits Brokerage operations, during third quarter 2020, and thus far in the fourth quarter, we saw a decrease in new consulting and frequency of special project work (although we did sell a large life insurance pension funding product - see page 4 for additional details) and a decrease in covered lives on renewal business, although not to the same extent as headline unemployment levels. We believe the decline in covered lives and lower frequency of special project work could persist over the next few quarters, and even deteriorate further, if the economy is slow to recover.

In our Risk Management operations, we began seeing a meaningful decline in new claims arising during the last two weeks of March, which persisted into April. From May to September, and thus far in the fourth quarter, we are seeing an improving trend in new claims arising; yet the current level of weekly new claims are still well below pre-pandemic levels. A slower recovery or reversal in the number of workers employed could cause fewer claims to arise in future quarters.

When compared to the same periods in 2019, since mid-to-late March 2020, our clean energy investments experienced the impact of lower electricity consumption in the U.S. due to reduced economic activity (as well as, unrelated to COVID-19, milder temperatures, other than some brief periods of unusually warm weather, and falling natural gas prices). We expect this reduced level of production for at least the remainder of 2020.

Of our nearly 1,000 office locations approximately 350 are open, but most at reduced capacity. Accordingly the vast majority of our employees continue to work remotely some or all of their work week. We believe our service levels are unchanged from pre-pandemic levels. We have not had any office-wide outbreaks of COVID-19, and fewer than 200 confirmed cases among our 32,000 employees - all of which we believe contracted the virus outside of our office locations.

Given the deterioration in economic conditions, we are actively managing costs by limiting discretionary spending such as travel, entertainment and advertising expenses, adjusting our real estate footprint, reducing capital expenditures, limiting use of outside labor and consultants, increasing utilization of our centers of excellence, and we have adjusted portions of our workforce where volumes have declined significantly and normal attrition was not sufficient.

The cost saving impact of these actions in the third quarter of 2020 was substantial; with estimated savings of approximately $70 million pretax compared to third quarter 2019, as adjusted for pro forma full-quarter costs related to acquisitions closed after June 30, 2019. Offsetting these savings were severance and lease termination costs of approximately $12 million pretax related to these actions. We believe savings in the fourth quarter compared to the same quarter in 2019 could total approximately $65 million to $70 million pretax after adjusting for pro forma full-quarter costs related to acquisitions. Offsetting possible future savings would be additional implementation and execution costs, which we estimate could total approximately $5 million to $10 million pretax. Future net savings may be lower if the economy recovers faster than we are forecasting or our costs to implement changes exceed our estimates.

We have not seen any meaningful decline in cash receipts from our clients to date and we have more than $1.6 billion of available liquidity. A prolonged economic downturn may cause a deterioration of future cash collections but we believe our cost savings, reduced non-client facing capital expenditures and working capital improvements could mitigate a potential decline in our cash flows over the near-term.

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Brokerage Segment Reported GAAP to Adjusted Non-GAAP Reconciliations (dollars in millions):

Organic Revenues (Non-GAAP)		3rd Q 2020	3rd Q 2019	9 Mths 2020	9 Mths 2019
Base Commissions and Fees
Commissions and fees, as reported		$1,183.1	$1,088.8	$3,592.7	$3,324.8
Less commissions and fees from acquisitions		(48.2)	—	(209.9)	—
Less divested operations and program repricing		—	(6.9)	—	(25.2)
Levelized foreign currency translation		—	10.0	—	(16.2)

Organic base commissions and fees		$1,134.9	$1,091.9	$3,382.8	$3,283.4

Supplemental Revenues
Supplemental revenues, as reported		$54.7	$49.8	$164.0	$153.4
Less supplemental revenues from acquisitions		(0.3)	—	(3.3)	—
Levelized foreign currency translation		—	0.6	—	(0.6)

Organic supplemental revenues		$54.4	$50.4	$160.7	$152.8

Contingent Revenues
Contingent revenues, as reported		$34.5	$30.4	$117.0	$107.9
Less contingent revenues from acquisitions		(1.8)	—	(4.4)	—
Levelized foreign currency translation		—	0.2	—	(0.3)

Organic contingent revenues		$32.7	$30.6	$112.6	$107.6

Total reported commissions, fees, supplemental revenues and contingent revenues		$1,272.3	$1,169.0	$3,873.7	$3,586.1
Less commissions, fees, supplemental revenues and contingent revenues from acquisitions		(50.3)	—	(217.6)	—
Less divested operations and program repricing		—	(6.9)	—	(25.2)
Levelized foreign currency translation		—	10.8	—	(17.1)

Total organic commissions, fees, supplemental revenues and contingent revenues		$1,222.0	$1,172.9	$3,656.1	$3,543.8

Total organic change	*	4.2%		3.2%

*  The third quarter 2020 total organic change was favorably impacted by the sale of a large life insurance pension funding product. Without this particular sale, total organic change would have been nearly 3%.

Acquisition Activity		3rd Q 2020	3rd Q 2019	9 Mths 2020	9 Mths 2019
Number of acquisitions closed *		5	11	17	35
Estimated annualized revenues acquired (in millions)		$13.1	$69.2	$151.2	$334.9

*	In the third quarter of 2020, Gallagher issued 225,000 shares at the request of sellers and/or in connection with tax-free exchange acquisitions.

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Brokerage Segment Reported GAAP to Adjusted Non-GAAP Reconciliations (continued) (dollars in millions):

Compensation Expense and Ratios			3rd Q 2020	3rd Q 2019	9 Mths 2020	9 Mths 2019
Compensation expense, as reported			$729.5	$694.1	$2,154.7	$2,030.6
Acquisition integration			(3.7)	(3.7)	(11.3)	(5.8)
Workforce and lease termination related charges			(10.7)	(11.2)	(29.6)	(21.9)
Acquisition related adjustments			(5.7)	(2.5)	(14.4)	(11.2)
Levelized foreign currency translation			—	6.3	—	(9.9)

Compensation expense, as adjusted			$709.4	$683.0	$2,099.4	$1,981.8

Reported compensation expense ratios using reported revenues on pages 1 and 2	*		56.4%	58.0%	54.8%	54.8%

Adjusted compensation expense ratios using adjusted revenues on pages 1 and 2	*	*	54.9%	56.7%	53.5%	54.6%

*

Reported third quarter 2020 compensation ratio was 1.6 pts lower than third quarter 2019. This ratio was primarily impacted by savings in base compensation due to increased utilization of our centers of excellence, savings in the cost of our employee medical program and other compensation expense control measures as noted on page 3 as well as lower severance and integration expenses, partially offset by increases in incentive compensation.

**

Adjusted third quarter 2020 compensation ratio was 1.8 pts lower than third quarter 2019. This ratio was primarily impacted by savings in base compensation due to increased utilization of our centers of excellence, savings in the cost of our employee medical program and other compensation control measures as noted on page 3, partially offset by increases in incentive compensation.

Operating Expense and Ratios		3rd Q 2020	3rd Q 2019	9 Mths 2020	9 Mths 2019
Operating expense, as reported		$153.9	$197.2	$521.0	$586.2
Acquisition integration		(2.4)	(3.4)	(8.2)	(5.1)
Workforce and lease termination related charges		(1.3)	(2.2)	(3.9)	(7.3)
Costs related to divestures		—	—	—	(13.0)
Levelized foreign currency translation		—	2.8	—	(1.5)

Operating expense, as adjusted		$150.2	$194.4	$508.9	$559.3

Reported operating expense ratios using reported revenues on pages 1 and 2	*	11.9%	16.5%	13.3%	15.8%

Adjusted operating expense ratios using adjusted revenues on pages 1 and 2	*	11.6%	16.2%	13.0%	15.4%

*	Reported and adjusted third quarter 2020 operating expense ratios were 4.6 pts lower than third quarter 2019. Both ratios were primarily impacted by operating cost control measures as noted on page 3.

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Brokerage Segment Reported GAAP to Adjusted Non-GAAP Reconciliations (continued) (dollars in millions):

Net Earnings to Adjusted EBITDAC (Non-GAAP)	3rd Q 2020	3rd Q 2019	9 Mths 2020	9 Mths 2019
Net earnings, as reported	$206.7	$151.1	$708.3	$598.6
Provision for income taxes	69.7	48.8	226.7	196.0
Depreciation	18.3	16.4	53.7	49.0
Amortization	96.0	82.8	316.8	237.0
Change in estimated acquisition earnout payables	20.5	5.5	(49.9)	11.6

EBITDAC	411.2	304.6	1,255.6	1,092.2

Net gains on divestitures	(3.4)	(3.3)	(4.6)	(49.3)
Acquisition integration	6.1	7.1	19.5	10.9
Workforce and lease termination related charges	12.0	13.4	33.5	29.2
Acquisition related adjustments	5.7	2.5	14.4	11.2
Levelized foreign currency translation	—	2.1	—	(7.0)

EBITDAC, as adjusted	$431.6	$326.4	$1,318.4	$1,087.2

Net earnings margin, as reported using reported revenues on pages 1 and 2	16.0%	12.6%	18.0%	16.1%

EBITDAC margin, as adjusted using adjusted revenues on pages 1 and 2	33.4%	27.1%	33.6%	30.0%

Risk Management Segment Reported GAAP to Adjusted Non-GAAP Reconciliations (dollars in millions):

Organic Revenues (Non-GAAP)	3rd Q 2020	3rd Q 2019	9 Mths 2020	9 Mths 2019
Fees	$200.8	$209.9	$600.5	$619.7
International performance bonus fees	1.8	1.3	4.2	3.0

Fees as reported	202.6	211.2	604.7	622.7

Less fees from acquisitions	(0.9)	—	(7.4)	—
Levelized foreign currency translation	—	1.8	—	(2.6)

Organic fees	$201.7	$213.0	$597.3	$620.1

Organic change in fees	-5.3%		-3.7%

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Risk Management Segment Reported GAAP to Adjusted Non-GAAP Reconciliations (continued) (dollars in millions):

Compensation Expense and Ratios			3rd Q 2020	3rd Q 2019	9 Mths 2020	9 Mths 2019
Compensation expense, as reported			$128.6	$129.1	$385.6	$382.7
Workforce and lease termination related charges			(1.0)	(1.1)	(6.2)	(4.3)
Levelized foreign currency translation			—	1.2	—	(1.7)

Compensation expense, as adjusted			$127.6	$129.2	$379.4	$376.7

Reported compensation expense ratios using reported revenues (before reimbursements) on pages 1 and 2	*		63.4%	61.0%	63.7%	61.3%

Adjusted compensation expense ratios using adjusted revenues (before reimbursements) on pages 1 and 2	*	*	63.0%	60.5%	62.7%	60.6%

*

Reported third quarter 2020 compensation ratio was 2.4 pts higher than third quarter 2019. This ratio was primarily impacted by lower organic growth and severance expense, partially offset by savings in temporary help and the compensation expense control measures as noted on page 3.

**

Adjusted third quarter 2020 compensation ratio was 2.5 pts higher than third quarter 2019. This ratio was primarily impacted by lower organic growth, partially offset by savings in temporary help and the compensation expense control measures as noted on page 3.

Operating Expense and Ratios			3rd Q 2020	3rd Q 2019	9 Mths 2020	9 Mths 2019
Operating expense, as reported			$35.9	$47.5	$118.0	$138.4
Workforce and lease termination related charges			(0.1)	(1.9)	(0.2)	(1.9)
Levelized foreign currency translation			—	0.3	—	(0.6)

Operating expense, as adjusted			$35.8	$45.9	$117.8	$135.9

Reported operating expense ratios using reported revenues (before reimbursements) on pages 1 and 2	*		17.7%	22.5%	19.5%	22.2%

Adjusted operating expense ratios using reported revenues (before reimbursements) on pages 1 and 2	*	*	17.7%	21.5%	19.5%	21.9%

*

Reported third quarter operating expense ratio was 4.8 pts lower than third quarter 2019. This ratio was primarily impacted by lower workforce and lease termination expenses and savings related to operating cost control measures as noted on page 3.

**	Adjusted third quarter operating expense ratio was 3.8 pts lower than third quarter 2019. This ratio was primarily impacted by operating cost control measures as noted on page 3.

Net Earnings to Adjusted EBITDAC (Non-GAAP)	3rd Q 2020	3rd Q 2019	9 Mths 2020	9 Mths 2019
Net earnings, as reported	$18.8	$16.2	$47.8	$47.9
Provision for income taxes	6.5	5.5	16.3	16.8
Depreciation	11.9	11.7	36.5	34.4
Amortization	1.4	1.4	4.4	3.4
Change in estimated acquisition earnout payables	(0.4)	0.2	(3.3)	0.4

EBITDAC	38.2	35.0	101.7	102.9
Workforce and lease termination related charges	1.1	3.0	6.4	6.2
Levelized foreign currency translation	—	0.3	—	(0.3)

EBITDAC, as adjusted	$39.3	$38.3	$108.1	$108.8

Net earnings margin, as reported using reported revenues (before reimbursements) on pages 1 and 2	9.3%	7.7%	7.9%	7.7%

EBITDAC margin, as adjusted using adjusted revenues (before reimbursements) on pages 1 and 2	19.4%	18.0%	17.9%	17.5%

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Corporate Segment Reported GAAP Information (dollars in millions):

	2020			2019
	Pretax Earnings (Loss)	Income Tax Benefit (Provision)	Net Earnings (Loss) Attributable to Controlling	Pretax Earnings (Loss)	Income Tax Benefit (Provision)	Net Earnings (Loss) Attributable to Controlling
3rd Quarter
Components of Corporate Segment, as reported
Interest and banking costs	$(49.2)	$12.3	$(36.9)	$(47.8)	$12.4	$(35.4)
Clean energy related (1)	(35.1)	39.5	4.4	(42.0)	50.6	8.6
Acquisition costs	(2.1)	0.2	(1.9)	(3.5)	0.4	(3.1)
Corporate (2) (3)	(16.1)	2.5	(13.6)	(21.1)	13.2	(7.9)

Reported 3rd quarter	(102.5)	54.5	(48.0)	(114.4)	76.6	(37.8)
Adjustments
Clean energy related (4)	—	—	—	12.4	(3.2)	9.2
Income tax related (2)	—	5.5	5.5	—	(1.1)	(1.1)

Components of Corporate Segment, as adjusted
Interest and banking costs	(49.2)	12.3	(36.9)	(47.8)	12.4	(35.4)
Clean energy related (1)	(35.1)	39.5	4.4	(29.6)	47.4	17.8
Acquisition costs	(2.1)	0.2	(1.9)	(3.5)	0.4	(3.1)
Corporate (2) (3)	(16.1)	8.0	(8.1)	(21.1)	12.1	(9.0)

Adjusted 3rd quarter	$(102.5)	$60.0	$(42.5)	$(102.0)	$72.3	$(29.7)

Nine Months
Components of Corporate Segment, as reported
Interest and banking costs	$(152.5)	$38.2	$(114.3)	$(134.9)	$35.1	$(99.8)
Clean energy related (1)	(81.9)	143.8	61.9	(132.1)	210.4	78.3
Acquisition costs	(6.2)	0.6	(5.6)	(15.2)	2.3	(12.9)
Corporate (2) (3)	(46.6)	28.2	(18.4)	(56.6)	33.1	(23.5)

Reported Nine Months	(287.2)	210.8	(76.4)	(338.8)	280.9	(57.9)
Adjustments
Clean energy related (4)	—	—	—	12.4	(3.2)	9.2
Income tax related (2)	—	5.5	5.5	—	(3.1)	(3.1)

Components of Corporate Segment, as adjusted
Interest and banking costs	(152.5)	38.2	(114.3)	(134.9)	35.1	(99.8)
Clean energy related (1)	(81.9)	143.8	61.9	(119.7)	207.2	87.5
Acquisition costs	(6.2)	0.6	(5.6)	(15.2)	2.3	(12.9)
Corporate (2) (3)	(46.6)	33.7	(12.9)	(56.6)	30.0	(26.6)

Adjusted Nine Months	$(287.2)	$216.3	$(70.9)	$(326.4)	$274.6	$(51.8)

(1)

Pretax loss for the third quarter is presented net of amounts attributable to noncontrolling interests of $10.3 million in 2020 and $7.6 million in 2019. Pretax loss for the nine-months ended September 30, 2020, is presented net of amounts attributable to noncontrolling interests of $25.3 million in 2020 and $21.6 million in 2019.

(2)

Corporate includes the impact in Q3 2020 of one-time taxes associated with the realignment of our operations to continue to conduct certain business in the European Union after Brexit. The Q3 2019 impact relates to the prior period tax impact for the decrease in the annual U.S. effective income tax rate used to compute the provision for income taxes for full year 2019 from 26% to 25% that occurred in Q4 2019.

(3)

Corporate pretax loss includes a net unrealized foreign exchange remeasurement loss of $2.6 million in Q3 2020 and a net unrealized foreign exchange remeasurement gain of $1.6 million in Q3 2019. Corporate pretax loss includes a net unrealized foreign exchange remeasurement gain of $4.7 million in the nine months 2020 and a net realized loss related to foreign exchange hedge contracts of $3.3 million, partially offset by a net unrealized foreign exchange remeasurement gain of $1.2 million in the nine months 2019.

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(4)

During third quarter 2019, Gallagher and/or our 46.5% owned affiliate, Chem-Mod LLC, incurred costs related to (a) settling certain patent infringement litigation, (b) prevailing in a tax court matter, (c) defending a new patent matter, and (d) moving three 2011 Era plants into different locations that could generate more after-tax earnings in 2020 than in 2019.

Interest and banking costs and debt - At September 30, 2020, Gallagher had $4,398.0 million of borrowings from private placements, no short-term borrowings under its line of credit facility and $193.0 million outstanding under a revolving loan facility that provides funding for premium finance receivables, which are fully collateralized by the underlying premiums held by insurance carriers, and as such are excluded from our debt covenant computations.

Clean energy - Consists of the operating results related to our investments in 21 active clean coal production plants in 2020 (34 in 2019 and prior years) and royalty income from clean coal licenses related to Chem-Mod LLC. Additional information regarding these results is available in the “CFO Commentary” at ajg.com/IR.

Acquisition costs - Consists mostly of external professional fees and other due diligence costs related to acquisitions.

Corporate - Consists of overhead allocations mostly related to corporate staff compensation and other corporate level activities. In addition, this includes the tax expense related to the impact of the U.S. tax legislation passed in December 2017 - principally the partial taxation of foreign earnings, nondeductible executive compensation and entertainment expenses.

Income Taxes

Gallagher allocates the provision for income taxes to its Brokerage and Risk Management segments using the local country statutory rates. Gallagher’s consolidated effective tax rate for the quarters ended September 30, 2020 and 2019 was 10.4% and (19.4)%, respectively, which was lower than the statutory rate due to the amount of IRC Section 45 tax credits. In third quarter 2020, Gallagher increased its estimated U.K. effective income tax rate from 17.5% to 19%. In fourth quarter 2019, Gallagher lowered its estimated U.S. effective income tax rate from 26% to 25%.

Webcast Conference Call

Gallagher will host a webcast conference call on Thursday, October 29, 2020 at 5:15 p.m. ET/4:15 p.m. CT. To listen to this call, please go to ajg.com/IR. The call will be available for replay at such website for at least 90 days.

About Arthur J. Gallagher & Co.

Arthur J. Gallagher & Co., an international insurance brokerage and risk management services firm, is headquartered in Rolling Meadows, Illinois, has operations in 49 countries and offers client-service capabilities in more than 150 countries around the world through a network of correspondent brokers and consultants.

Cautionary Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipates,” “believes,” “contemplates,” “see,” “should,” “could,” “will,” “estimates,” “expects,” “intends,” “plans” and variations thereof and similar expressions, are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding (i) future actions the Company may take in response to the disruption caused by COVID-19; (ii) anticipated future results or performance of any segment or the Company as a whole; (iii) the premium rate environment and the state of insurance markets; and (iv) the economic environment.

Gallagher’s actual results may differ materially from those contemplated by the forward-looking statements. Readers are therefore cautioned against relying on any of the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include changes in worldwide and national economic conditions, including the effects of COVID-19; or other factors like Brexit; trade wars or tariffs; the November 2020 elections in the U.S.; changes in premium rates and in insurance markets generally; and changes in the insurance brokerage industry’s competitive landscape.

In particular, the global spread of COVID-19 has created significant volatility and uncertainty and economic disruption that may impact our forward-looking statements. The extent to which the pandemic impacts our business, operations and financial results will depend on numerous evolving factors, many of which are not within our control and that we may not be able to accurately predict, including: its duration and scope; governmental, business and individuals’ actions that have been and continue to be taken in response to the pandemic; the impact of the pandemic on economic activity and actions taken in response; the effect on our clients and client demand for our services; our ability to sell and provide our services, including limitations on travel and difficulties of our clients and employees working from home and closure of their facilities; the ability of our clients to pay their insurance premiums which could impact our commission and fee revenues for our services; the nature and extent of possible claims that might impact the ability of underwriting enterprises to pay supplemental and contingent commissions; the decrease in new arising workers’ compensation and general liability claims; the long-term impact of closing our offices and our employees working from home; the impact of lost revenue on our employees’ variable and base compensation levels; the impact of reduced investments and postponements related to business modernization projects; the impact of furloughed or terminated employees; and the impact of reduced advertising and sponsorship investments.

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Please refer to Gallagher’s filings with the SEC, including Item 1A, “Risk Factors,” of its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and its subsequently filed Quarterly Reports on Form 10-Q for a more detailed discussion of these and other factors that could impact its forward-looking statements. The COVID-19 pandemic currently amplifies, and in the future could continue to amplify, the risks, uncertainties and assumptions, reflected in such risk factors. Any forward-looking statement made by Gallagher in this press release speaks only as of the date on which it is made. Except as required by applicable law, Gallagher does not undertake to update the information included herein or the corresponding earnings release posted on Gallagher’s website.

Information Regarding Non-GAAP Measures

In addition to reporting financial results in accordance with GAAP, this press release provides information regarding EBITDAC, EBITDAC margin, adjusted EBITDAC, adjusted EBITDAC margin, diluted net earnings per share, as adjusted (adjusted EPS), adjusted revenue, adjusted compensation and operating expenses, adjusted compensation expense ratio, adjusted operating expense ratio and organic revenue. These measures are not in accordance with, or an alternative to, the GAAP information provided in this press release. Gallagher’s management believes that these presentations provide useful information to management, analysts and investors regarding financial and business trends relating to Gallagher’s results of operations and financial condition or because they provide investors with measures that our chief operating decision maker uses when reviewing the company’s performance. See further below for definitions and additional reasons each of these measures is useful to investors. Gallagher’s industry peers may provide similar supplemental non-GAAP information with respect to one or more of these measures, although they may not use the same or comparable terminology and may not make identical adjustments. The non-GAAP information provided by Gallagher should be used in addition to, but not as a substitute for, the GAAP information provided. As disclosed in its most recent Proxy Statement, Gallagher makes determinations regarding certain elements of executive officer compensation, performance share awards and annual cash incentive awards, partly on the basis of measures related to adjusted EBITDAC. Certain reclassifications have been made to the prior year amounts reported in this press release in order to conform them to the current year presentation.

Adjusted Non-GAAP presentation - Gallagher believes that the adjusted non-GAAP presentations of the current and prior period information presented in this earnings release provide stockholders and other interested persons with useful information regarding certain financial metrics of Gallagher that may assist such persons in analyzing Gallagher’s operating results as they develop a future earnings outlook for Gallagher. The after-tax amounts related to the adjustments were computed using the normalized effective tax rate for each respective period. See pages 14 and 15 for a reconciliation of the adjustments made to income taxes.

•

Adjusted measures - Revenues (for the Brokerage segment), revenues before reimbursements (for the Risk Management segment), net earnings, compensation expense and operating expense, respectively, each adjusted to exclude the following, as applicable:

•

Net gains on divestitures, which are primarily net proceeds received related to sales of books of business and other divestiture transactions, such as the disposal of a business through sale or closure.

•	Costs related to divestitures, which include legal and other costs related to certain operations that are being exited by Gallagher.

•

Acquisition integration costs, which include costs related to certain large acquisitions, outside the scope of the usual tuck-in strategy, not expected to occur on an ongoing basis in the future once Gallagher fully assimilates the applicable acquisition. These costs are typically associated with redundant workforce, extra lease space, duplicate services and external costs incurred to assimilate the acquisition with our IT related systems.

•	Workforce related charges, which primarily include severance costs (either accrued or paid) related to employee terminations and other costs associated with redundant workforce.

•	Lease termination related charges, which primarily include costs related to terminations of real estate leases and abandonment of leased space.

•

Acquisition related adjustments, which include change in estimated acquisition earnout payables adjustments, impairment charges and acquisition related compensation charges. Prior to first quarter 2019, this adjustment also reflected impacts of acquisition valuation true-ups.

•

The impact of foreign currency translation, as applicable. The amounts excluded with respect to foreign currency translation are calculated by applying current year foreign exchange rates to the same periods in the prior year.

•

Effective income tax rate impact, which represents the impact in third quarter 2020 of one-time taxes associated with the realignment of our operations to continue to conduct certain business in the European Union after Brexit and the change in the U.K. effective income tax rate from 17.5% to 19%. In addition, it also includes the impact in third quarter 2019 related to prior quarters in 2019 for the decrease in the U.S. effective income tax rate used to compute the provision for income taxes in fourth quarter 2019.

•	Adjusted ratios - Adjusted compensation expense and adjusted operating expense, respectively, each divided by adjusted revenues.

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Non-GAAP Earnings Measures

•

EBITDAC and EBITDAC margin - EBITDAC is net earnings before interest, income taxes, depreciation, amortization and the change in estimated acquisition earnout payables and EBITDAC margin is EBITDAC divided by total revenues (for the Brokerage segment) and revenues before reimbursements (for the Risk Management segment). These measures for the Brokerage and Risk Management segments provide a meaningful representation of Gallagher’s operating performance and, for the overall business, provide a meaningful way to measure its financial performance on an ongoing basis.

•

Adjusted EBITDAC and Adjusted EBITDAC Margin - Adjusted EBITDAC is EBITDAC adjusted to exclude net gains on divestitures, acquisition integration costs, workforce related charges, lease termination related charges, acquisition related adjustments and the period-over-period impact of foreign currency translation, as applicable and Adjusted EBITDAC margin is Adjusted EBITDAC divided by total adjusted revenues (defined above). These measures for the Brokerage and Risk Management segments provide a meaningful representation of Gallagher’s operating performance, and for the overall business are also presented to improve the comparability of our results between periods by eliminating the impact of the items that have a high degree of variability.

•

Adjusted EPS and Adjusted Net Earnings - Adjusted net earnings have been adjusted to exclude the after-tax impact of net gains on divestitures, acquisition integration costs, the impact of foreign currency translation, workforce related charges, lease termination related charges, acquisition related adjustments and effective income tax rate impact, as applicable. Adjusted EPS is Adjusted Net Earnings divided by diluted weighted average shares outstanding. This measure provides a meaningful representation of Gallagher’s operating performance (and as such should not be used as a measure of Gallagher’s liquidity), and for the overall business is also presented to improve the comparability of our results between periods by eliminating the impact of the items that have a high degree of variability.

Organic Revenues (a non-GAAP measure) - For the Brokerage segment, organic change in base commission and fee revenues, supplemental revenues and contingent revenues exclude the first twelve months of such revenues generated from acquisitions and such revenues related to divested operations and program repricing in each year presented. These revenues are excluded from organic revenues in order to help interested persons analyze the revenue growth associated with the operations that were a part of Gallagher in both the current and prior period. In addition, organic change in base commission and fee revenues, supplemental revenues and contingent revenues excludes the period-over-period impact of foreign currency translation. For the Risk Management segment, organic change in fee revenues excludes the first twelve months of fee revenues generated from acquisitions and the fee revenues related to operations disposed of in each year presented. In addition, change in organic growth excludes the period-over-period impact of foreign currency translation to improve the comparability of our results between periods by eliminating the impact of the items that have a high degree of variability or are due to the limited-time nature of these revenue sources.

These revenue items are excluded from organic revenues in order to determine a comparable, but non-GAAP, measurement of revenue growth that is associated with the revenue sources that are expected to continue in the current year and beyond. Gallagher has historically viewed organic revenue growth as an important indicator when assessing and evaluating the performance of its Brokerage and Risk Management segments. Gallagher also believes that using this non-GAAP measure allows readers of our financial statements to measure, analyze and compare the growth from its Brokerage and Risk Management segments in a meaningful and consistent manner.

Reconciliation of Non-GAAP Information Presented to GAAP Measures - This press release includes tabular reconciliations to the most comparable GAAP measures, as follows: for EBITDAC (on pages 12 and 13), for adjusted revenues, adjusted EBITDAC and adjusted diluted net earnings per share (on pages 1 and 2), for organic revenue measures (on pages 4 and 6, respectively, for the Brokerage and Risk Management segments), for adjusted compensation and operating expenses and adjusted EBITDAC margin (on pages 5, 6 and 7, respectively, for the Brokerage and Risk Management segments).

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Arthur J. Gallagher & Co.

Reported Statement of Earnings and EBITDAC - 3rd Qtr Ended Sept 30,

(Unaudited - in millions except per share, percentage and workforce data)

	3rd Q Ended	3rd Q Ended	9 Mths Ended	9 Mths Ended
	Sept 30, 2020	Sept 30, 2019	Sept 30, 2020	Sept 30, 2019
Brokerage Segment
Commissions	$889.9	$809.9	$2,734.6	$2,528.0
Fees	293.2	278.9	858.1	796.8
Supplemental revenues	54.7	49.8	164.0	153.4
Contingent revenues	34.5	30.4	117.0	107.9
Investment income and net gains on divestitures	22.3	26.9	57.6	122.9

Total revenues	1,294.6	1,195.9	3,931.3	3,709.0

Compensation	729.5	694.1	2,154.7	2,030.6
Operating	153.9	197.2	521.0	586.2
Depreciation	18.3	16.4	53.7	49.0
Amortization	96.0	82.8	316.8	237.0
Change in estimated acquisition earnout payables	20.5	5.5	(49.9)	11.6

Expenses	1,018.2	996.0	2,996.3	2,914.4

Earnings before income taxes	276.4	199.9	935.0	794.6
Provision for income taxes	69.7	48.8	226.7	196.0

Net earnings	206.7	151.1	708.3	598.6
Net earnings attributable to noncontrolling interests	0.9	3.4	3.1	18.3

Net earnings attributable to controlling interests	$205.8	$147.7	$705.2	$580.3

EBITDAC
Net earnings	$206.7	$151.1	$708.3	$598.6
Provision for income taxes	69.7	48.8	226.7	196.0
Depreciation	18.3	16.4	53.7	49.0
Amortization	96.0	82.8	316.8	237.0
Change in estimated acquisition earnout payables	20.5	5.5	(49.9)	11.6

EBITDAC	$411.2	$304.6	$1,255.6	$1,092.2

	3rd Q Ended	3rd Q Ended	9 Mths Ended	9 Mths Ended
	Sept 30, 2020	Sept 30, 2019	Sept 30, 2020	Sept 30, 2019
Risk Management Segment
Fees	$202.6	$211.2	$604.7	$622.7
Investment income	0.1	0.4	0.6	1.3

Revenues before reimbursements	202.7	211.6	605.3	624.0
Reimbursements	41.6	34.7	111.7	100.8

Total revenues	244.3	246.3	717.0	724.8

Compensation	128.6	129.1	385.6	382.7
Operating	35.9	47.5	118.0	138.4
Reimbursements	41.6	34.7	111.7	100.8
Depreciation	11.9	11.7	36.5	34.4
Amortization	1.4	1.4	4.4	3.4
Change in estimated acquisition earnout payables	(0.4)	0.2	(3.3)	0.4

Expenses	219.0	224.6	652.9	660.1

Earnings before income taxes	25.3	21.7	64.1	64.7
Provision for income taxes	6.5	5.5	16.3	16.8

Net earnings	18.8	16.2	47.8	47.9
Net earnings attributable to noncontrolling interests	—	—	—	—

Net earnings attributable to controlling interests	$18.8	$16.2	$47.8	$47.9

EBITDAC
Net earnings	$18.8	$16.2	$47.8	$47.9
Provision for income taxes	6.5	5.5	16.3	16.8
Depreciation	11.9	11.7	36.5	34.4
Amortization	1.4	1.4	4.4	3.4
Change in estimated acquisition earnout payables	(0.4)	0.2	(3.3)	0.4

EBITDAC	$38.2	$35.0	$101.7	$102.9

See “Information Regarding Non-GAAP Measures” on page 10 of 15.

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Arthur J. Gallagher & Co.

Reported Statement of Earnings and EBITDAC - 3rd Qtr Ended Sept 30,

(Unaudited - in millions except share and per share data)

	3rd Q Ended	3rd Q Ended	9 Mths Ended	9 Mths Ended
	Sept 30, 2020	Sept 30, 2019	Sept 30, 2020	Sept 30, 2019
Corporate Segment
Revenues from consolidated clean coal facilities	$292.5	$368.2	$607.1	$994.6
Royalty income from clean coal licenses	18.7	18.3	45.6	50.2
Loss from unconsolidated clean coal facilities	(0.4)	(0.5)	(0.6)	(2.1)
Other net revenues (losses)	(0.6)	(3.0)	(0.4)	(2.9)

Total revenues	310.2	383.0	651.7	1,039.8

Cost of revenues from consolidated clean coal facilities	319.2	397.4	665.8	1,071.9
Compensation	15.4	15.5	45.0	68.8
Operating	13.4	23.3	36.7	63.6
Interest	48.1	46.6	148.6	131.7
Depreciation	6.3	7.0	17.5	21.0

Expenses	402.4	489.8	913.6	1,357.0

Loss before income taxes	(92.2)	(106.8)	(261.9)	(317.2)
Benefit for income taxes	(54.5)	(76.6)	(210.8)	(280.9)

Net loss	(37.7)	(30.2)	(51.1)	(36.3)
Net earnings attributable to noncontrolling interests	10.3	7.6	25.3	21.6

Net loss attributable to controlling interests	$(48.0)	$(37.8)	$(76.4)	$(57.9)

EBITDAC
Net loss	$(37.7)	$(30.2)	$(51.1)	$(36.3)
Benefit for income taxes	(54.5)	(76.6)	(210.8)	(280.9)
Interest	48.1	46.6	148.6	131.7
Depreciation	6.3	7.0	17.5	21.0

EBITDAC	$(37.8)	$(53.2)	$(95.8)	$(164.5)

	3rd Q Ended	3rd Q Ended	9 Mths Ended	9 Mths Ended
	Sept 30, 2020	Sept 30, 2019	Sept 30, 2020	Sept 30, 2019
Total Company
Commissions	$889.9	$809.9	$2,734.6	$2,528.0
Fees	495.8	490.1	1,462.8	1,419.5
Supplemental revenues	54.7	49.8	164.0	153.4
Contingent revenues	34.5	30.4	117.0	107.9
Investment income and net gains on divestitures	22.4	27.3	58.2	124.2
Revenues from clean coal activities	310.8	386.0	652.1	1,042.7
Other net revenues (losses) - Corporate	(0.6)	(3.0)	(0.4)	(2.9)

Revenues before reimbursements	1,807.5	1,790.5	5,188.3	5,372.8
Reimbursements	41.6	34.7	111.7	100.8

Total revenues	1,849.1	1,825.2	5,300.0	5,473.6

Compensation	873.5	838.7	2,585.3	2,482.1
Operating	203.2	268.0	675.7	788.2
Reimbursements	41.6	34.7	111.7	100.8
Cost of revenues from clean coal activities	319.2	397.4	665.8	1,071.9
Interest	48.1	46.6	148.6	131.7
Depreciation	36.5	35.1	107.7	104.4
Amortization	97.4	84.2	321.2	240.4
Change in estimated acquisition earnout payables	20.1	5.7	(53.2)	12.0

Expenses	1,639.6	1,710.4	4,562.8	4,931.5

Earnings before income taxes	209.5	114.8	737.2	542.1
Provision (benefit) for income taxes	21.7	(22.3)	32.2	(68.1)

Net earnings	187.8	137.1	705.0	610.2
Net earnings attributable to noncontrolling interests	11.2	11.0	28.4	39.9

Net earnings attributable to controlling interests	$176.6	$126.1	$676.6	$570.3

Diluted net earnings per share	$0.90	$0.66	$3.48	$3.01

Dividends declared per share	$0.45	$0.43	$1.35	$1.29

EBITDAC
Net earnings	$187.8	$137.1	$705.0	$610.2
Provision (benefit) for income taxes	21.7	(22.3)	32.2	(68.1)
Interest	48.1	46.6	148.6	131.7
Depreciation	36.5	35.1	107.7	104.4
Amortization	97.4	84.2	321.2	240.4
Change in estimated acquisition earnout payables	20.1	5.7	(53.2)	12.0

EBITDAC	$411.6	$286.4	$1,261.5	$1,030.6

See “Information Regarding Non-GAAP Measures” on page 10 of 15.

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Arthur J. Gallagher & Co.

Consolidated Balance Sheet

(Unaudited - in millions except per share data)

	Sept 30, 2020	Dec 31, 2019
Cash and cash equivalents	$629.9	$604.8
Restricted cash	2,844.9	2,019.1
Premiums and fees receivable	6,702.5	5,419.2
Other current assets	1,023.0	1,074.4

Total current assets	11,200.3	9,117.5
Fixed assets - net	458.7	467.4
Deferred income taxes (includes tax credit carryforwards of $1,003.6 in 2020 and $962.1 in 2019)	1,049.8	945.6
Other noncurrent assets	732.5	773.6
Right-of-use assets	346.4	393.5
Goodwill	5,832.2	5,618.5
Amortizable intangible assets - net	2,195.0	2,318.7

Total assets	$21,814.9	$19,634.8

Premiums payable to underwriting enterprises	$7,952.9	$6,348.5
Accrued compensation and other current liabilities	1,380.5	1,347.8
Deferred revenue - current	465.8	434.1
Premium financing debt	193.0	170.6
Corporate related borrowings - current	125.0	620.0

Total current liabilities	10,117.2	8,921.0
Corporate related borrowings - noncurrent	4,265.7	3,816.1
Deferred revenue - noncurrent	65.6	69.7
Lease liabilities - noncurrent	292.5	340.9
Other noncurrent liabilities	1,255.7	1,271.6

Total liabilities	15,996.7	14,419.3

Stockholders’ equity:
Common stock - issued and outstanding	192.3	188.1
Capital in excess of par value	4,132.5	3,825.7
Retained earnings	2,317.3	1,901.3
Accumulated other comprehensive loss	(870.4)	(759.6)

Total controlling interests stockholders’ equity	5,771.7	5,155.5
Noncontrolling interests	46.5	60.0

Total stockholders’ equity	5,818.2	5,215.5

Total liabilities and stockholders’ equity	$21,814.9	$19,634.8

Arthur J. Gallagher & Co.

Other Information

(Unaudited - data is rounded where indicated)

	3rd Q Ended	3rd Q Ended	9 Mths Ended	9 Mths Ended
	Sept 30, 2020	Sept 30, 2019	Sept 30, 2020	Sept 30, 2019
OTHER INFORMATION
Basic weighted average shares outstanding (000s)	191,913	186,330	190,369	185,540
Diluted weighted average shares outstanding (000s)	196,345	190,674	194,526	189,615
Number of common shares outstanding at end of period (000s)			192,322	186,523
Workforce at end of period (includes acquisitions):
Brokerage			24,384	24,722
Risk Management			6,308	6,616
Total Company			32,010	32,728

Reconciliation of Non-GAAP Measures - Pre-tax Earnings and Diluted Net Earnings per Share (Unaudited)

(Unaudited - in millions except share and per share data)

	Earnings	Provision		Net Earnings	Net Earnings
	(Loss)	(Benefit)		Attributable to	Attributable to	Diluted Net
	Before Income	for Income		Noncontrolling	Controlling	Earnings
	Taxes	Taxes	Net Earnings	Interests	Interests	per Share
3rd Q Ended Sept 30, 2020
Brokerage, as reported	$276.4	$69.7	$206.7	$0.9	$205.8	$1.05
Net gains on divestitures	(3.4)	(0.8)	(2.6)	—	(2.6)	(0.01)
Acquisition integration	6.1	1.5	4.6	—	4.6	0.02
Workforce and lease termination	12.0	2.8	9.2	—	9.2	0.05
Acquisition related adjustments	24.2	5.7	18.5	—	18.5	0.09

Brokerage, as adjusted	$315.3	$78.9	$236.4	$0.9	$235.5	$1.20

Risk Management, as reported	$25.3	$6.5	$18.8	$—	$18.8	$0.09
Workforce and lease termination	1.1	0.2	0.9	—	0.9	0.01
Acquisition related adjustments	(0.6)	(0.1)	(0.5)	—	(0.5)	—

Risk Management, as adjusted	$25.8	$6.6	$19.2	$—	$19.2	$0.10

Corporate, as reported	$(92.2)	$(54.5)	$(37.7)	$10.3	$(48.0)	$(0.24)
Income tax related impact	—	(5.5)	5.5	—	5.5	0.02

Corporate, as adjusted	$(92.2)	$(60.0)	$(32.2)	$10.3	$(42.5)	$(0.22)

See “Information Regarding Non-GAAP Measures” on page 10 of 15.

(14 of 15)

Reconciliation of Non-GAAP Measures - Pre-tax Earnings and Diluted Net Earnings per Share (Unaudited) - Continued

(Unaudited - in millions except share and per share data)

	Earnings (Loss) Before Income Taxes	Provision (Benefit) for Income Taxes	Net Earnings	Net Earnings Attributable to Noncontrolling Interests	Net Earnings Attributable to Controlling Interests	Diluted Net Earnings per Share
3rd Q Ended Sept 30, 2019
Brokerage, as reported	$199.9	$48.8	$151.1	$3.4	$147.7	$0.77
Net gains on divestitures	(3.3)	(0.6)	(2.7)	—	(2.7)	(0.01)
Acquisition integration	7.1	1.3	5.8	—	5.8	0.03
Workforce and lease termination	13.4	2.5	10.9	—	10.9	0.06
Acquisition related adjustments	1.0	0.2	0.8	—	0.8	—
Effective income tax rate impact	—	2.4	(2.4)	—	(2.4)	(0.01)
Levelized foreign currency translation	0.9	0.2	0.7	—	0.7	—

Brokerage, as adjusted	$219.0	$54.8	$164.2	$3.4	$160.8	$0.84

Risk Management, as reported	$21.7	$5.5	$16.2	$—	$16.2	$0.09
Workforce and lease termination	3.0	0.9	2.1	—	2.1	0.01
Acquisition related adjustments	0.1	—	0.1	—	0.1	—
Effective income tax rate impact	—	(0.2)	0.2	—	0.2	—
Levelized foreign currency translation	0.2	0.1	0.1	—	0.1	—

Risk Management, as adjusted	$25.0	$6.3	$18.7	$—	$18.7	$0.10

Corporate, as reported	$(106.8)	$(76.6)	$(30.2)	$7.6	$(37.8)	$(0.20)
Clean energy related adjustments	14.9	3.2	11.7	2.5	9.2	0.05
Income tax related impact	—	1.1	(1.1)	—	(1.1)	—

Corporate, as adjusted	$(91.9)	$(72.3)	$(19.6)	$10.1	$(29.7)	$(0.15)

	Earnings (Loss) Before Income Taxes	Provision (Benefit) for Income Taxes	Net Earnings (Loss)	Net Earnings Attributable to Noncontrolling Interests	Net Earnings Attributable to Controlling Interests	Diluted Net Earnings per Share
9 Mths Ended Sept 30, 2020
Brokerage, as reported	$935.0	$226.7	$708.3	$3.1	$705.2	$3.62
Net gains on divestitures	(4.6)	(1.0)	(3.6)	—	(3.6)	(0.02)
Acquisition integration	19.5	4.7	14.8	—	14.8	0.08
Workforce and lease termination	33.5	7.8	25.7	—	25.7	0.13
Acquisition related adjustments	32.2	7.5	24.7	—	24.7	0.13

Brokerage, as adjusted	$1,015.6	$245.7	$769.9	$3.1	$766.8	$3.94

Risk Management, as reported	$64.1	$16.3	$47.8	$—	$47.8	$0.25
Workforce and lease termination	6.4	1.6	4.8	—	4.8	0.02
Acquisition related adjustments	0.6	0.2	0.4	—	0.4	—

Risk Management, as adjusted	$71.1	$18.1	$53.0	$—	$53.0	$0.27

Corporate, as reported	$(261.9)	$(210.8)	$(51.1)	$25.3	$(76.4)	$(0.39)
Income tax related impact	—	(5.5)	5.5	—	5.5	0.03

Corporate, as adjusted	$(261.9)	$(216.3)	$(45.6)	$25.3	$(70.9)	$(0.36)

					Net Earnings
	Earnings	Provision		Net Earnings	(Loss)	Diluted Net
	(Loss)	(Benefit)		Attributable to	Attributable to	Earnings
	Before Income	for Income	Net Earnings	Noncontrolling	Controlling	(Loss)
	Taxes	Taxes	(Loss)	Interests	Interests	per Share
9 Mths Ended Sept 30, 2019
Brokerage, as reported	$794.6	$196.0	$598.6	$18.3	$580.3	$3.06
Net gains on divestitures	(49.3)	(12.1)	(37.2)	—	(37.2)	(0.20)
Acquisition integration	10.9	2.3	8.6	—	8.6	0.05
Workforce and lease termination	29.2	6.4	22.8	—	22.8	0.12
Acquisition related adjustments	4.9	1.2	3.7	—	3.7	0.02
Effective income tax rate impact	—	(2.7)	2.7	—	2.7	0.01
Levelized foreign currency translation	(5.3)	(1.3)	(4.0)	—	(4.0)	(0.02)

Brokerage, as adjusted	$785.0	$189.8	$595.2	$18.3	$576.9	$3.04

Risk Management, as reported	$64.7	$16.8	$47.9	$—	$47.9	$0.25
Workforce and lease termination	6.2	1.7	4.5	—	4.5	0.03
Acquisition related adjustments	(0.2)	(0.1)	(0.1)	—	(0.1)	—
Effective income tax rate impact	—	(0.6)	0.6	—	0.6	—
Levelized foreign currency translation	(0.2)	—	(0.2)	—	(0.2)	—

Risk Management, as adjusted	$70.5	$17.8	$52.7	$—	$52.7	$0.28

Corporate, as reported	$(317.2)	$(280.9)	$(36.3)	$21.6	$(57.9)	$(0.30)
Clean energy related adjustments	14.9	3.2	11.7	2.5	9.2	0.04
Income tax related impact	—	3.1	(3.1)	—	(3.1)	(0.01)

Corporate, as adjusted	$(302.3)	$(274.6)	$(27.7)	$24.1	$(51.8)	$(0.27)

See “Information Regarding Non-GAAP Measures” on page 10 of 15.

Contact:

Ray Iardella

Vice President - Investor Relations

630-285-3661 or ray_iardella@ajg.com

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